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                                                                    EXHIBIT 3.21

                          CERTIFICATE OF INCORPORATION
                                       OF
                              TRANSCORE CNUS, INC.

          FIRST: The name of the Corporation is TransCore CNUS, Inc.

          SECOND: The address of its registered office in the state of Delaware is 15 E. North Street, Dover, Delaware 19903, Kent County.

          The name of its registered agent at such address is Incorporating Services, Ltd.

          THIRD: The nature of the business or purposes to be conducted or promoted are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.0001 par value.

          FIFTH: The name and mailing address of the sole incorporator is as follows:

                               Claudia F. Wiegand
                      8614 Westwood Center Drive, Suite 310
                                Vienna, VA 22182

          The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate and does hereby declare and certify that it is his act and deed and the facts stated herein are true, and accordingly does hereunto set his hand this 4th day of June, 2001.

                                                Claudia F. Wiegand, Incorporator

                                                /s/ Claudia F. Wiegand
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